Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269743

PROSPECTUS SUPPLEMENT NO. 1

Dated May 29, 2024

SHARPS TECHNOLOGY, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain Amendment No. 1 to Form S-1 Registration Statement, dated April 14, 2023 (the “Amended S-1”), of Sharps Technology, Inc. (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the original Amended S-1.

The information attached to this Supplement modifies and supersedes, in part, the information in the Amended S-1. Any information that is modified or superseded in the Amended S-1 shall not be deemed to constitute a part of the Amended S-1, except as modified or superseded by this Supplement.

We may amend or supplement the Amended S-1 from time to time by filing amendments or supplements as required. You should read the entire Amended S-1 and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 8 of the Amended S-1 dated April 14, 2023, for risk factors and information you should consider before you purchase shares.

SELLING STOCKHOLDERS

The information appearing in the table below and the footnote (footnote 8) with respect to the selling stockholder named herein supersedes the information with respect to selling stockholder in the table appearing under the heading “Selling Stockholders” in the Amended S-1.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to correctly reflect the names of the selling stockholders as set forth in the books and records of the Company. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 47 in the Prospectus by correcting the name of Empery Tax Efficient II, LP to Empery Tax Efficient III, LP. All other information in the Prospectus shall remain unchanged.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

Empery Tax Efficient III, LP(8)	269,666	204,814	64,852

(8)	Includes 102,407 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.